ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of ___ 2016 by and between Jumpstart  Securities, LLC (“Jumpstart  Securities”, or “Escrow Agent”), and Golden Pacific Homes, LLC (the “Issuer).

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering circular on Form 1-A (the “Offering Document”) filed with the US Securities and Exchange Commission (the “SEC”) File No. <____> , its common stock (the “Securities”) pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended, underwritten by Monarch Bay Securities, LLC  (the “Offering”), in the minimum amount of $2,000,000 (the “Minimum Amount of the Offering”) and maximum amount of $50,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Jumpstart Securities agrees to serve as Escrow Agent with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at an FDIC insured bank (the “Bank”), in a segregated account as defined below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.

Establishment of Escrow Account. Prior to the date the SEC issues a qualification for the sale of the Securities pursuant to the Offering Statement and Financial Industry Regulatory Authority (“FINRA”) issues a no objection opinion (the “Qualification Date”), the Escrow Agent shall establish an account at the Bank, entitled “Jumpstart Securities as Agent for Golden Pacific Homes, LLC Escrow Account” (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended.

2.

Escrow Period. The Escrow Period shall begin on the Qualification Date and shall terminate in whole or in part upon the earlier to occur of the following:

a.

The date upon which subscription amounts for the Minimum Amount of the Offering required to be sold have been deposited and cleared in the Escrow Account. Escrow shall remain open pending receipt of Securities to meet the Maximum Amount of the Offering; or

b.

The expiration of 6 months from the date of commencement of the Offering if the Minimum Amount of the Offering has not been reached; or

c.

The date upon which a determination is made by Issuer and/or its authorized representatives to terminate the Offering prior to closing.

During the Escrow Period, the parties agree that (i) Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Minimum Amount of the Offering has been satisfied and the issuer has triggered closing of such funds. Even after the sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed. In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the offering circular. Issuer represents that no funds have yet been raised for the Issuer from the Offering and that all funds to be raised for the Offering will be deposited in the Escrow Account established by Jumpstart Securities at the Bank.

3. Deposits into the Escrow Account. All Subscribers will be instructed by Issuer or its agents to transfer funds by wire or ACH directly into the Escrow Account.  Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Issuer or its agents shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s signed subscription agreement and other information as may be reasonably requested by Escrow Agent in the performance of its duties under this Agreement. As required by government regulations pertaining to the US Treasury, Homeland Security, the Internal Revenue Service and the SEC, federal law requires financial institutions to obtain, reasonably verify and record information that identifies each person (natural person or legal entity, including its authorized persons) who funds and executes securities transactions. Information requested of the Issuer and Subscribers will be typical information requested in the gathering and verification guidelines and best practices promulgated by anti-money laundering (“AML”) rules and regulations and those regulatory agencies that enforce them. Escrow Agent is under no duty or responsibility to enforce collection of any wire, or ACH delivered to it hereunder. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of Escrow Agent, in its sole and absolute discretion, or, (ii) for which Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for Escrow Agent to accept or hold the applicable Subscriber’s funds, as Escrow Agent, due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. Escrow Agent shall promptly inform Issuer of any such return or rejection.

4. Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum Amount of the Offering and instructions from the Issuer to release funds from Escrow on or prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of funds so that refunds are made to each Subscriber in the exact amount received from said Subscriber, without deduction, penalty, or expense to Subscriber.

In the event Escrow Agent receives cleared funds for at least the Minimum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent receives a written instruction from Issuer (generally via notification in the application programming interface (“API”)), Escrow Agent shall, pursuant to those instructions, distribute funds from such Escrow Amount pursuant to the instructions of Issuer. Issuer acknowledges that there is a 24 -hour (one business day) processing time once a request has been received to break Escrow. Issuer’s written instructions to Escrow Agent shall certify that all conditions set forth in the Offering Statement for release of funds have been met for a closing of the Offering and include a schedule of deductions from the Escrow Account for any broker fees (as set forth in the Broker Services Agreement) and other funds for management and offering and selling expenses from the gross proceeds of the Escrow Account prior to remitting such funds, if and when due, to Issuer. Escrow Agent is hereby directed to remit such funds as directed by Issuer directly to the appropriate parties, if any, to which they are due. Net proceeds (meaning gross proceeds less amounts remitted pursuant to Issuer’s instructions to brokers and other parties, and minus interest earned or accumulated in the Escrow Account) will then be remitted to Issuer as described above.

5. Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH charge-backs and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger. Any and all fees paid by Issuer for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Trustee to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve Escrow Agent in any such disputes.

6. Investment of Escrow Amount. Escrow Agent may, at its discretion, invest any or all of the Escrow account balance as permitted under SEC Rule 15c2-4. This generally means short term investments in: (1) bank accounts, (2) bank money-market accounts, (3) short term certificates of deposit issued by a bank, and/or (4) short-term securities issued or guaranteed by the U S Government. Interest accumulated on the balance is the property of Escrow Agent as part of its Escrow Administration Fee.

7.  Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent will charge Escrow Administration Fees to Issuer as follows: $500.00 set up, plus $25.00 per month for bank account fee, plus any applicable fees for fund transfers and accounting as follows: Inbound funds fees – For each ACH, $0.50, $15.00 per wire transfer ($35.00 for each international wire transfer), $5.00 per investor (one-time accounting fee upon receipt of funds); and Outbound funds fees – for each transmittal of funds to the Issuer upon the closing of a successful offering $15.00 per transfer plus 25 basis points of the transfer amount.  AML checks (domestic investor $2.00, international investor between $5.00 and $60.00 depending on domicile), bad actor checks ($45.00 per entity, issuer and each associated person) and $5.00 for each AML or funds transfer exception, if any. Issuer is liable to Escrow Agent to pay and agrees to pay Escrow Agent, regardless of whether Issuer has entered an agreement that said fees are to be paid by a funding platform, lead syndicate broker or another representative of Issuer.  Furthermore, Escrow Agent is exclusively entitled to retain as part of its compensation, any and all investment interest, gains and other income earned pursuant to item 6 above. No fees, charges or expense reimbursements of Escrow

Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either the Issuer’s credit card or ACH information on file with Jumpstart Securities. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or the Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the escrow account.

8. Term and Termination. This Agreement will remain in full force during the Escrow Period. Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 9, 10, 11 and 12 of this Agreement.

9.  Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of FINRA, with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

10. Liability. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence.  The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

11. Indemnity. You agree to defend, indemnify and hold Jumpstart  Securities and its affiliates, directors, employees, service providers, officers, agents, and partners and third-party service providers, including the Bank (the “Indemnified Parties”) harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of this Agreement and/or arising from a breach of any provision in this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties. This defense and indemnification obligation will survive termination of this Agreement. Jumpstart  Securities reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to reasonably cooperate with Jumpstart  Securities in the defense of any such claim, action, settlement or compromise negotiations, as requested by Jumpstart  Securities.

12. Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Jumpstart Securities regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13. Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, and any interpretations thereof, and without necessity of notice, to modify either this Agreement and/or the Escrow Account to comply or conform to such changes or interpretations. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Jumpstart Securities. Changes to this Agreement will be sent to you via email.

14. Notices.

a. Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii) in person, by post or fax; or

iii) by e-mail or other electronic communication.

b. Such communications shall be addressed as follows:

To Escrow Agent:

Jumpstart  Securities, LLC

3455 Peachtree Road NE

Atlanta, GA 30326

Attention:  Jonathan Self, CEO

Email:  escrow@Jumpstartsecurities.com

Telephone: (404) 596-5393

To Issuer:

Golden Pacific Homes, LLC

Manager: Golden Pacific Capital, LLC

8711 E. Pinnacle Peak Rd., PMB #178,

Scottsdale, AZ 85255;

646-431-8783;

www.goldenpacificcapital.com

c.  Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph.  All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.

15.  Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by email transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

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Agreed by the undersigned as of the date set forth above by and between:

Golden Pacific Homes, LLC

_____________________

By:   Hubert Hultgren
Title:   Principal / Founder

_____________________

By:   Ian Fisher
Title:   Principal / Founder

Jumpstart  Securities, LLC

_____________________

By: Jonathan Self
Title: President